LCI INDUSTRIES
2018 OMNIBUS INCENTIVE PLAN

Restricted Stock Unit Award Agreement

        LCI Industries (the “Company”), pursuant to its 2018 Omnibus Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:[_______________________]
Number of Restricted Stock Units: [_______]	Grant Date:__________, 20__
Vesting Schedule Date:

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents. With respect to this Award, if there is any conflict between the provisions of this Agreement and any other agreement between you and the Company, the provisions of this Agreement will govern.

PARTICIPANT:	LCI INDUSTRIES:

BY:

TITLE:

LCI INDUSTRIES
2018 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement

Terms and Conditions

1. Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2. Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3. No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

4. Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date specified on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 4. Notwithstanding the vesting and subsequent settlement of this Award, it shall remain subject to the provisions of Section 8 of this Agreement.

(a) Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in full on the Scheduled Vesting Date; provided, however, if, prior to the Scheduled Vesting Date, you complete your current term as a director in good standing and do not run for re-election by the shareholders to the Board for a subsequent term, this Award shall vest in full on the Scheduled Vesting Date.

(b) Accelerated or Continued Vesting. The vesting of outstanding Units will be accelerated or continued under the circumstances provided below:

(1) Death or Disability. If your Service terminates prior to the Scheduled Vesting Date due to your death or Disability, then all of the unvested Units shall vest as of such termination date.

(2) Change in Control. If a Change in Control occurs while you continue to be a Service Provider and prior to the Scheduled Vesting Date, the following provisions shall apply:

(i) If, within twelve (12) months after a Change in Control (A) described in paragraphs (1) or (2) of Section 2(g) of the Plan or (B) that constitutes a Corporate Transaction as defined in paragraph (3) of Section 2(g) of the Plan and in connection with which the surviving or successor entity (or its Parent) has continued, assumed or replaced this Award, your Service terminates, then all unvested Units shall immediately vest in full as of such termination date.

(ii) If this Award is not continued, assumed or replaced in connection with a Change in Control that constitutes a Corporate Transaction, then all unvested Units shall vest in full immediately prior to the effective time of the Corporate Transaction.

(iii) For purposes of this Section 4(b)(2), this Award will be considered assumed or replaced under the circumstances specified in Section 12(b)(1) of the Plan.

5. Effect of Termination of Service. Except as otherwise provided in accordance with Section 4 above, if you cease to be a Service Provider, you will forfeit all unvested Units.

6. Settlement of Units. Subject to Section 8 below, after any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account, and shall be subject to compliance with all applicable legal requirements as provided in Section 17(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

7. Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on each dividend payment date a dividend equivalent dollar amount equal to the number of Units credited to your account pursuant to this Agreement as of the dividend record date times the dollar amount of the cash dividend per Share shall be deemed reinvested in additional Units as of the dividend payment date and such additional Units shall be credited to your account. The number of additional Units so credited shall be determined based on the Fair Market Value of a Share on the applicable dividend payment date. Any additional Units so credited will be subject to the same terms and conditions, including the timing of vesting and settlement, applicable to the underlying Units to which the dividend equivalents relate.

8. Forfeiture of Award and Compensation Recovery.

(a) Notwithstanding any provision of this Agreement to the contrary, you understand that if any of the following occur: (i) a material violation by you of, or your failure to act upon or report known or suspected violations of, the Company’s Guidelines for Business Conduct, as amended from time to time, (ii) your conviction of, or a plea of nolo contendere with respect to, any felony, (iii) your commission of any criminal, fraudulent, or dishonest act in connection with your service as a director, (iv) your material breach of this Agreement which, if capable of remedy, continues for a period of thirty

(30) days without remedy thereof after your receipt of notice thereof or two or more such breaches occur in any two month period, (v) one or more instances of your willful misconduct or gross negligence that, individually or in the aggregate, is materially detrimental to the Company’s interests, (vi) a breach any of the covenants or provisions set forth in Section 8(b), 8(c) or 8(d) below unless compliance with the applicable portion of such covenants has been waived in writing by the Board in its discretion, or (vii) a breach of any other agreement between you and the Company, then, in the discretion of the Board: (A) any unsettled portion of this Award granted pursuant to this Agreement may be reduced, cancelled or forfeited, and (B) any settled portion of this Award granted pursuant to this Agreement may be rescinded and recovered within one (1) year after the Company becomes aware of such activity, conduct or event. The Company shall notify you in writing of any such reduction, cancellation, forfeiture, rescission or recovery. Immediately after receiving such notice, you shall forfeit the Award as well as the right to receive Shares that have not yet been issued pursuant to Section 6 to the extent indicated therein. If the written notice mandates the rescission or recovery of any settled portion of this Award, then within ten (10) days of the date of such notice, you are required to (y) return to the Company the number of Shares that you received upon settlement of this Award which have not been sold and (z) pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the settlement date of the underlying RSUs (with respect to Shares received hereunder that you previously sold). The Company also shall be entitled to set-off against the amount of any such gain any amount owed to you by the Company.

(b) You have or will be given access to and provided trade secrets, confidential and proprietary information, and other non-public information and data of or about the Company (and any entity that directly, or indirectly through one or more intermediaries, is owned or controlled by, owns or controls, or is under common ownership or control with, the Company; for this purpose, “control” of an entity means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise (its “Affiliates”)) and its business (“Confidential Information”) in the course of your Service which is of unique value to the Company. Examples of Confidential Information include, without limitation: confidential business or manufacturing processes; research and development information; inventions, improvements and designs; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; human resources strategies; customer lists and information; information received from or about third parties that the Company is obligated to keep confidential; supplier and vendor lists; and other information which is not generally available to the public. You agree not to disclose, publish or use Confidential Information, either during or after your Service is terminated, except (i) as necessary to perform your duties during your term of Service, (ii) as the Company may consent in writing, (iii) as required by law or judicial process, provided you (unless prohibited by applicable law) promptly notify the Company in writing of any subpoena or other judicial request for disclosure involving Confidential Information or trade secrets, and reasonably cooperate with any effort by the Company to obtain a protective order preserving the confidentiality of the Confidential Information or trade secrets, or (iv) in connection with reporting possible violations of law or regulations to any governmental agency or from making other disclosures protected under any applicable whistleblower laws. The confidentiality obligations set forth herein shall continue indefinitely, for so long as the Confidential Information remains confidential (and you understand that you will not be relieved of your obligations if the Confidential Information loses its confidential nature because of a breach of any of your obligations to the Company or its Affiliates). If this Agreement is enforced by a court applying the law of a jurisdiction where a time frame is required for a non-disclosure provision to be enforceable with respect to information that does not rise to the level of a trade secret, then your obligations with respect to such information will be in effect during your term of Service and for three (3) years thereafter. You further agree to return any and all Confidential Information, whether in hard or electronic format, regardless of the location on which such information may reside, no later than three (3) business days following the termination of your Service. Notwithstanding anything to the contrary herein or in any policy of the

Company, you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order. In the event a disclosure is made, and you file a lawsuit against the Company alleging that the Company retaliated against you because of your disclosure, you may disclose the relevant trade secret or confidential information to your attorney and may use the same in the court proceeding only if (x) you ensure that any court filing that includes the trade secret or confidential information at issue is made under seal; and (y) you do not otherwise disclose the trade secret or confidential information except as required by court order.

(c) Non-Disparagement. During your term of Service and afterward, you shall not, directly or indirectly, criticize, make any negative comments about or otherwise disparage the Company, its Affiliates or any persons or entities associated with any of them, whether orally, in writing, electronically or otherwise, directly or by implication, to any person or entity, including Company customers or agents; provided, however, that nothing in this Section 8(c) is intended to prohibit you from (i) making any disclosures or statements in good faith in the normal course of performing your duties or responsibilities for the Company during your Service; (ii) making any disclosures as may be required or compelled by law or legal process; or (iii) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by you against the Company or the investigation of any complaint against the Company.

(d) No Injurious, Detrimental or Prejudicial Conduct. Except as otherwise permitted in Section 8(c), during your term of Service or afterward, you shall not, directly or indirectly, engage in any conduct or inaction, or omit to take any action, which conduct, action or inaction is reasonably determined by the Board to be injurious, detrimental or prejudicial to the business or reputation of the Company or its Affiliates or any interest of the Company and its Affiliates, including, but not limited to, a violation of any material Company or Affiliate policy or a violation of any federal or state securities laws, rules or regulations or of any rule or other requirement of any securities exchanges on which the Company’s Shares may, at the time, be listed.

(e) Remedies. The parties expressly agree that the forfeiture and repayment obligations contained in this Section 8 are in addition to, and not in lieu of, any and all other legal and/or equitable remedies, including without limitation, injunctive relief, that may be available to the Company in connection with your breach of this Section 8, and the Company reserves it rights to pursue all such remedies. You acknowledge and agree that your breach of this Section 8 will cause irreparable injury to the Company and that money damages will not be adequate relief for such injury and, accordingly, you agree that the Company shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or enjoin such breach, in addition to all other remedies which may be available to the Company.

9. Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Vice President- Chief Legal Officer at the Company’s offices located at 4100 Edison Lakes Pkwy, Suite 210, Mishawaka, IN 46545, legal@lci1.com. All notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company’s records as your most recent mailing or email address.

10. Additional Provisions.

(a) Standing. The Company’s Affiliates are intended third-party beneficiaries of this Agreement and this Agreement may be enforced by the Company and/or its Affiliates, either singularly or jointly.

(b) No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(c) Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(d) Governing Law; Venue; Waiver of Jury Trial. To the extent not pre-empted by federal law, this Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof. Each party hereto agrees that any legal action arising out of or relating to this Agreement shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in St. Joseph County, Indiana. Further, each party hereto irrevocably consents and submits to the personal jurisdiction and venue of such courts located in St. Joseph County, Indiana, and waives any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in St. Joseph County, Indiana; provided, however, the foregoing shall not affect any applicable right a party may have to remove a legal action to federal court. EACH PARTY HERETO VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e) Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

        (f) Independent Covenants. To the extent you are or become subject to any other agreements with the Company or any Affiliate that contain restrictive covenants, the restrictive covenants set forth in Section 8 of this Agreement are independent of, supplement and do not supersede such other agreements.

(g) Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(h) Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

(i) Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.